As filed with the Securities and Exchange Commission on April 4, 1997

                        Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       FIRST WASHINGTON REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

           Maryland                                             52-1879972
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                William J. Wolfe
                      President and Chief Executive Officer
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800
           (Name, address, including zip code, and telephone number , including area code of agent for service of process)

                                   Copies to:

                            R. Ronald Hopkinson, Esq.
                                Latham & Watkins
                                885 Third Avenue
                                   Suite 1000
                            New York, New York 10022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum        Proposed Maximum
  Title of Each Class of             Amount to be          Offering                Aggregate            Amount of
Securities to be Registered (1)       Registered      Price Per Unit (1)        Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                            298,995            $22.8125               $6,820,823             $2,067
9.75% Series A Cumulative                67,609             $29.375               $1,986,014              $ 602
Participating Convertible                                                                                 -----
Preferred Stock                                                                                          $2,669


-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), and based on a per share price of $22.8125 and $29.375, the average of the high and low prices of the Company's common stock and convertible preferred stock, respectively, as reported on the New York Stock Exchange on March 31, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                   SUBJECT TO COMPLETION, DATED APRIL 4, 1997

                       FIRST WASHINGTON REALTY TRUST, INC.

                                  67,609 Shares
       9.75% Series A Cumulative Participating Convertible Preferred Stock
                    (Liquidation Preference of $25 Per Share)

                                 298,995 Shares
                                  Common Stock
                           ($0.01 Par Value Per Share)

                            ------------------------

                  All of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 9.75% Series A Cumulative Participating Convertible Preferred Stock, par value $0.01 per share, liquidation value $25.00 per share (the "Convertible Preferred Stock", and together with the Common Stock, the "Securities") of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), offered hereby are being offered by the Company upon the exchange of certain partnership units as described more fully herein. The Company will not receive any of the proceeds from the sale of the shares offered hereby. See "Plan of Distribution."

                  The Company engages in the acquisition, management, renovation and development of principally supermarket- anchored neighborhood shopping centers. The Company is a fully-integrated, self-administered and self-managed real estate company that operates as a real estate investment trust (a "REIT"). The Company is the sole general partner of, and owns approximately 83.4% of the partnership interests in, First Washington Realty Limited Partnership (the "Operating Partnership"). All of the Company's operations are conducted through the Operating Partnership. For convenience, the business of the Company and the business of the Operating Partnership are sometimes referred to herein collectively as the "Company." The Company owns a portfolio of 39 retail properties and two related multifamily properties. The thirty-nine retail properties contain a total of approximately 4.1 million square feet of gross leasable area in the Mid-Atlantic region. The Company, through a subsidiary, First Washington Management, Inc. (the "Management Company"), also provides management, leasing and related services to properties owned by third parties.

                  The Company's Common Stock and Convertible Preferred Stock are listed on the New York Stock Exchange ("NYSE") under the symbol "FRW" and "FRW pfA," respectively. On March 31, 1997, the closing sale price of the Common Stock and Convertible Preferred Stock as reported on the NYSE were $22.75 and $29.50 per share, respectively.

                  To assist the Company in maintaining its qualification as a REIT, transfer of the Convertible Preferred Stock and the Common Stock is restricted, and actual or constructive ownership by any person is limited to 9.8% of the outstanding shares of Common Stock and 9.8% of the outstanding shares of Convertible Preferred Stock, subject to certain exceptions.

                  The registration statement of which this Prospectus is a part is being filed pursuant to contractual obligations of the Company.

                  See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the Convertible Preferred Stock and Common Stock.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

(continuation of cover page)

                  This Prospectus relates to (i) the possible issuance by the Company of up to 298,995 shares (the "Exchanged Common Shares") of Common Stock of the Company if, and to the extent that, holders of up to 298,995 common units of limited partnership interest in the Operating Partnership ("Common Units") tender such Common Units for exchange and (ii) the possible issuance by the Company of up to 67,609 shares (the "Exchanged Preferred Shares") of Convertible Preferred Stock of the Company if, and to the extent that, holders of up to 67,609 shares of preferred units of limited partnership interest in the Operating Partnership ("Exchangeable Preferred Units") tender such Exchangeable Preferred Units for exchange. The Exchanged Common Shares and the Exchanged Preferred Shares, collectively, are referred to as the "Exchange Shares." The Company is registering the Exchange Shares to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                            ------------------------

                   THE DATE OF THIS PROSPECTUS IS ______, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http://www.sec.gov containing reports, prospectuses and information statements and other information regarding registrants, including the Company, that file electronically. Copies of such materials and other information concerning the Company also are available for inspection at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement also may be retrieved from the Commission's website.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which have previously been filed by the Company with the Commission are incorporated herein by reference:

                  (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                  (2) the Company's Current Report on Form 8-K dated February 13, 1997;

                  (3) the description of the Company's Common Stock and Convertible Preferred Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 9, 1996;

                  (4) the Company's Proxy Statement with respect to its Annual Meeting of Shareholders held on May 23, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company, at 4350 East-West Highway, Suite 400, Bethesda, MD 20814, Attention: Investor Relations; telephone number (301) 907-7800.

         This Prospectus, including the documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Also, documents subsequently filed by the Company with the Securities and Exchange Commission and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Prospective investors should carefully consider, among other factors, the risk factors described below.

         Although the Company, the Operating Partnership, the Lower Tier Partnerships (as defined below), and the Management Company are separate entities, each of which is managed in accordance with its governing documents, for ease of reference the term "Company" as used herein shall refer to the business and properties of the Company, the Operating Partnership, the Lower Tier Partnerships, and the Management Company, unless the context indicates otherwise.

                                  RISK FACTORS

         In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered by this Prospectus.

Risks Associated With Indebtedness

         Leverage. As of December 31, 1996, the Company had outstanding approximately $167.0 million of long-term mortgage indebtedness and $25.0 million of Exchangeable Debentures. The ratio of the Company's debt (including the Exchangeable Debentures) to total market capitalization is approximately 47.0%, and the ratio of the Company's debt (excluding the Exchangeable Debentures) to total market capitalization is approximately 40.3%.

         Near Term Maturity of Indebtedness. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. A large portion of the Company's mortgage indebtedness will become due by 2000, requiring payments of, $2.3 million in 1997, $4.1 million in 1998, $88.2 million (including $25.0 million of Exchangeable Debentures) in 1999 and $16.0 million in 2000. From 1997 through 2021, the Company will have to refinance an aggregate of approximately $172.2 million.

         Because the Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity and does not plan to retain cash sufficient to repay such indebtedness at maturity, it will be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect cash available for distributions to stockholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's ability to pay expected distributions to stockholders. Further, if a property or properties are mortgaged to collateralize payment of indebtedness and the Company is unable to meet mortgage payments, the property or properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including environmental liabilities.

         Risk of Rising Interest Rates. Of the Company's mortgage indebtedness, (excluding the Exchangeable Debentures), $19.6 million (11.7%) is variable rate indebtedness. Future indebtedness may bear interest at a variable rate. Accordingly, increases in prevailing interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to stockholders. A one-half of one percent increase in interest rates would increase the Company's interest expense by $0.1 million ($0.01 per share) (assuming the exchange of all Common Units and Exchangeable Preferred Units and the conversion of all Convertible Preferred Stock into Common Stock) in 1997.

         No  Limitation  on  Debt.  The  Company   currently  has  a  policy  of
maintaining a ratio of debt (excluding the Exchangeable Debentures) to total market capitalization of 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company.

         Cross-Collateralization. A total of 17 Properties are cross-collateralized with one or more other Properties. A default in a single loan which is cross-collateralized by other properties may result in the foreclosure on all of such properties by the mortgagee with a consequent loss of income and asset value to the Company.

Historical Operating Losses And Net Deficit

         The Company historically has experienced losses allocated to common stockholders (as measured by generally accepted accounting principles) before extraordinary items. These net losses reflect substantial non-cash charges such as depreciation and amortization and the effect of distributions to holders of the Convertible Preferred Stock. There can be no assurance that the Company will operate profitably in the future. If some or all of the Properties continue to operate at a loss, the Company's ability to make distributions to its stockholders could be adversely affected. See "--Risks Associated With Indebtedness" and "--General Real Estate Investment Risks; Adverse Impact on Ability to Make Distributions."

Limitation On The Level Of Distributions Payable To Common Stock; Subordination Of Distributions With Respect To Common Stock

         The Company's charter provides that when distributions are declared by the Board of Directors, each share of Convertible Preferred Stock is entitled to receive distributions equal to $0.6094 per quarter, plus a participating distribution equal to the amount, if any, of distributions in excess of $0.4875 per quarter payable to the Common Stock with respect to the number of shares of Common Stock into which the Convertible Preferred Stock is then convertible. See "Description of Capital Stock--Convertible Preferred Stock--Distributions." The payment of distributions with respect to the Convertible Preferred Stock reduces the income allocable to the holders of Common Stock and therefore causes a decrease in such common stockholders' equity. The fact that the Convertible Preferred Stock is entitled to receive participating distributions also limits the level of distributions that the Company can pay on the outstanding shares of Common Stock.

Distributions Representing Return Of Capital

         Approximately 0% and 75.6% (or $0 per share and $1.47 per share) of the distributions made through December 31, 1996 on the Convertible Preferred Stock and the Common Stock, respectively, represented a return of capital for federal income tax purposes. Based on the level of distributions on the Common Stock constituting a return of capital, the Company would not have been required to make any distributions on the Common Stock in 1996 to satisfy its obligation under federal income tax law to distribute annually at least 95% of its REIT taxable income. The major difference between the Company's net income and cash flow is the allowance for depreciation. By making distributions out of cash flow instead of net income, the Company is not taking into account the allowance for depreciation, a non-cash item. There is a risk that, because the Company is distributing a return of capital, there will be insufficient funds in the future to pay for major repairs or replacements to the Properties.

Limited Geographic Diversification; Dependence On The Mid-Atlantic Region

         The Properties consist exclusively of retail and multifamily properties located in the Mid-Atlantic region. Approximately 59% of the Retail Properties (based on GLA) are located in the Washington-Baltimore corridor. The Company's performance may therefore be linked to economic conditions and the market for neighborhood shopping centers in this region. A decline in the economy in this market may adversely affect the ability of the Company to make distributions to stockholders.

Effect Of Exchange Of Exchangeable Indebtedness

         As part of the Company's formation, the Operating Partnership issued $25.0 million of Exchangeable Debentures, which are exchangeable for 1,000,000 shares of Convertible Preferred Stock. If the Exchangeable Debentures, which bear interest at the rate of 8.25% per annum, are exchanged for Convertible Preferred Stock, the annual amount of preferential distribution payments that the Company will be required to make on the Convertible Preferred Stock (net of reductions in interest payments) would be increased by approximately $0.4 million. Such increase in distributions on the Convertible Preferred Stock would reduce the annual cash available for distribution payable on outstanding shares of Common Stock by $0.08 per share.

Environmental Matters

         General. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company, the Operating Partnership or the Management Company, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or groundwater analysis) completed by independent environmental consultants. These environmental audits revealed the following potential environmental liabilities:

         Penn Station Shopping Center. Contamination caused by dry cleaning solvents has been detected in ground water below the Penn Station Shopping Center. The source of the contamination has not been determined. Potential sources include a dry cleaner tenant at the Penn Station Shopping Center and a dry cleaner located in an adjacent property. Sampling conducted at the site indicates that the contamination is limited and is unlikely to have any effect on human health. The Company has made a request for closure to the State of Maryland.

         Fox Mill Shopping Center. Petroleum has been detected in the soil of a parcel adjacent to Fox Mill Shopping Center on property occupied by Exxon Corporation ("Exxon") for use as a gas station (the "Exxon Station"). Exxon has taken steps to remediate the petroleum in and around the Exxon Station, which is located downgradient from the Fox Mill Shopping Center. Exxon has agreed to take full responsibility for the remediation of such petroleum. In addition, a dry cleaning solvent has been detected in the groundwater below the Fox Mill
Shopping Center. A groundwater pump and treatment system, approved by the Virginia Water Control Board, was installed in July 1992, and was operating until recently when the Water Control Board ordered semi-annual sampling to determine if further remediation is necessary. The previous owner of the Fox Mill Shopping Center has agreed to fully remediate the groundwater contamination to the extent required by the applicable regulatory authority.

         Four Mile Fork Shopping Center. A drycleaning solvent has been detected in the soil below the Four Mile Fork Shopping Center. Testing conducted at the site indicates that the contamination is limited and is unlikely to have any effect on human health. In addition, the previous owner of the Four Mile Fork Shopping Center has provided an indemnification for all costs and expenses to obtain closure from the responsible regulatory authority.

         Management believes that environmental studies have not revealed significant environmental liabilities that would have a material adverse effect on the Company's business, results of operations and liquidity; however, no assurances can be given that existing environmental studies with respect to any of Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist (or may exist in the future) as to any one or more Properties. If such a material environmental condition does in fact exist (or exists in the future), it could have a significant adverse impact upon the Company's financial condition, results of operations and liquidity.

Risks Of Third-Party Management, Leasing And Related Service Business

         Possible Termination of Management Contracts. The Company intends to pursue actively the management, including contracts to lease space, of properties owned by third parties. Risks associated with the management of properties owned by third parties include: (i) the risk that the management and leasing contracts (which are generally cancelable upon 30 days' notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, (ii) that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and (iii) that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the
Company, resulting in decreased management fee income. See "The Company--Property Management, Leasing and Related Service Business."

         Possible Adverse Consequences of Lack of Control Over the Business of the Management Company. Certain members of management, as holders of 100% of the voting common stock of the Management Company, have the ability to elect the board of directors of the Management Company. The Company is not able to elect directors of the Management Company and, consequently, the Company has no ability to influence the decisions of such entity. As a result, the board of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which would adversely affect the Company's ability to pay expected distributions to stockholders. The voting common stock of the Management Company is subject to an assignable right of first refusal held by Stuart D. Halpert and William J. Wolfe.

         Possible Adverse Consequences of REIT Status on the Business of the Management Company. Certain requirements for REIT qualification may limit the Company's ability to increase third-party management, leasing and related services offered by the Management Company without jeopardizing the Company's qualification as a REIT. See "--Adverse Consequences of Failure to Qualify as a REIT."

Conflicts Of Interest

         Policies with Respect to Conflicts of Interests. Although the Company has adopted certain policies designed to eliminate or minimize conflicts of interest, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

         Tax Consequences Upon Sale of Properties. Prior to the exchange of their Common Units for shares of Common Stock, certain members of management will have tax consequences different from those of the Company and its stockholders upon the possible future sale or refinancing of any of the sixteen Properties acquired by the Company in connection with its formation in June 1994 (the "FWM Properties") or the repayment of certain debt collateralized by the FWM Properties and, therefore, such persons and the Company may have different objectives regarding the pricing and timing of any sale of FWM Properties. Consequently, such persons may influence the Company not to sell or refinance FWM Properties (or repay debt collateralized by such properties) even though such sale or refinancing might otherwise be financially advantageous to the Company. There can be no assurance that policies adopted by the Board to minimize the impact of this conflict will be successful in eliminating the influence of such conflicts. If these policies are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership--Tax Allocations with Respect to the Properties."

         Conflict of  Interest  with  Respect to  Mid-Atlantic  Centers  Limited
Partnership. Certain members of management are the sole owners of FW Corporation, the sole general partner of FW Realty Limited Partnership, a general partner of Mid-Atlantic Centers Limited Partnership (the "MAC Partnership"), which owns nine shopping centers currently managed by the Company (the "MAC Properties"). Such persons may have different objectives than the Company regarding the determination of the management fee charged with respect to the MAC Properties, or regarding any other transaction between the Company and the MAC Partnership.

Changes In Investment And Financing Policies Without Stockholder Approval

         The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of the stockholders of the Company. Accordingly, stockholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all stockholders. A change in these policies could adversely affect the Company's distributions, financial condition, results of operations or the market price of shares of Common Stock.

Influence Of Executive Officers

         As of December 31, 1996, the Company's officers as a group beneficially owned approximately 10.8% of the total issued and outstanding shares of Common Stock (assuming exchange of Common Units) and 5.1% of the outstanding shares of Common Stock (assuming the exchange and/or conversion of all Common Units, Convertible Preferred Stock, Exchangeable Preferred Units, Exchangeable Debentures, and the FS Note). Such persons have substantial influence on the Company, which influence might not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval.

Dependence On Key Personnel

         The Company is dependent on the efforts of its executive officers, particularly Messrs. Halpert and Wolfe. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. Messrs. Halpert and Wolfe have entered into employment and non-compete agreements with the Company.

General Real Estate Investment Risks; Adverse Impact On Ability To Make Distributions

         General. Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate (particularly the economic climate of the Mid-Atlantic region, where the Properties are located), the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, competition from other available retail and multifamily properties, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes).

         The economic performance and values of real estate may be affected by changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, changes in market rental rates, the ability of the owner to provide adequate maintenance and insurance, the need to periodically renovate and repair space and the cost thereof and increased operating costs. In addition, real estate values may be affected by such factors as government regulations and changes in real estate, changes in traffic patterns, zoning or tax laws, interest rate levels, availability of financing, and potential liability under environmental and other laws.

         Risks of Acquisition, Renovation and Development Business. The Company intends to continue actively with the acquisition of principally supermarket-anchored neighborhood shopping centers. Acquisition of neighborhood shopping centers entails risks that investments will fail to perform in accordance with expectations. In addition, there are general investments risks associated with any new real estate investment. The Company intends to expand and/or renovate its properties or develop new properties from time to time. Expansion, renovation and development projects generally require expenditure of capital as well as various government and other approvals, which cannot be assured. While policies with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, such as initiating construction after securing commitments from anchor tenants, the Company will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed. Any of the foregoing could have a material adverse effect on the Company's ability to make anticipated distributions.

         Dependence on Rental Income from Real Property; Tenants Involved in Bankruptcy Proceedings. As a significant amount of the Company's income is derived from rental income from real property, the Company's income and ability to make distributions would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its Properties on economically favorable lease terms. Leases on 9.1% and 11.6% of the GLA in the Retail Properties will be expiring in 1997 and 1998, respectively. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on the Properties affected and the income produced by such Properties.

         As of  March  31,  1997,  five  tenants  were  involved  in  bankruptcy proceedings.  All of these  tenants are  currently  paying rent.  These  tenants represent approximately 0.5% of the total annual minimum rents of the Properties. There can be no assurance that such tenants will continue to pay rent or that additional tenants will not become bankrupt or insolvent.

         Small Size of Certain Properties. Eight of the Properties are relatively small in size, having less than 50,000 square feet of GLA and are not anchored by a supermarket or drug store tenant. Such properties may be subject to greater variability in consumer traffic.

         Market Illiquidity. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. The Company's Properties primarily are neighborhood shopping centers, and the Company has no present intention of varying the types of real estate in its portfolio. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, such events would adversely affect the Company's ability to pay expected distributions to stockholders.

         Uninsured Loss. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its Properties with policy specifications and insured limits that it believes are customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the Property, and would continue to be obligated to repay any mortgage indebtedness on the Property.

         Competition. Numerous companies compete with the Company in seeking properties for acquisition and tenants who will lease space in these properties, or provide alternate arrangements for businesses seeking rental space. There can be no assurance that the Company will be able to acquire suitable leased properties and tenants for such properties in the future.

         Investments in Mortgages. Although the Company currently has no plans to invest in mortgages, the Company may invest in mortgages in the future. If the Company were to invest in mortgages, it would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of mortgaged property may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than the Company's costs of funds.

         Costs of Compliance with Americans with Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although management believes that the Properties are substantially in compliance with present requirements of the ADA, the Company has not conducted an audit or investigation to determine its compliance. There can be no assurance that the Company will not incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

Ownership Limit And Limits On Changes In Control

         Ownership Limit Necessary to Maintain REIT Qualification. For the Company to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding capital stock may be owned, actually or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the "five or fewer" requirement). In addition, rent from Related Party Tenants (as defined below under "Federal Income Tax Considerations -- Taxation of the Company -- Income Tests") is not qualifying income for purposes of the gross income tests of the Code. See "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." The Company's charter contains certain restrictions on the ownership and transfer of the Company's capital stock, which are intended to prevent concentration of stock ownership. See "Description of Capital Stock -- Restrictions on Ownership, Transfer and Conversion." These restrictions, however, may not ensure that the Company will be able to satisfy the "five or fewer" requirement, or avoid rent from a Related Party Tenant, in all cases primarily, though not exclusively, in the case of fluctuations in values among the different classes of the Company's capital stock. If the "five or fewer" requirement is not satisfied, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its stockholders due to the additional tax liability of the Company for the years involved. See "Federal Income Tax Considerations--Failure to Qualify."

         The Board of Directors may waive certain of these limitations with respect to a particular stockholder if it is satisfied, based upon the advice of tax counsel, that such ownership in excess of these limitations will not jeopardize the Company's status as a REIT. Any attempted acquisition (actual or constructive) of shares by a person who, as a result of such acquisition, would violate one of these limitations will cause the shares purportedly transferred to be automatically transferred to a trust for the benefit of a charitable beneficiary or, under certain circumstances, the violative transfer will be deemed void ab initio. In addition, violations of the ownership limitations which are the result of certain other events (such as changes in the relative values of different classes of the Company's capital stock) generally will result in an automatic repurchase of the violative shares by the Company. See "Description of Capital Stock--Restrictions on Ownership, Transfer and Conversion" for additional information regarding the aforementioned limits.

         The Company's charter contains certain limitations on ownership of the Company's capital stock. See "Description of Capital Stock -- Restrictions on Ownership, Transfer and Conversion." Such limitations on ownership of the Company's capital stock may: (i) discourage a change of control of the Company,
(ii) deter tender offers for the capital stock, which offers may be attractive to the Company's stockholders, or (iii) limit the opportunity for stockholders to receive a premium for their capital stock that might otherwise exist if an investor attempted to assemble a block of capital stock in excess of such restrictions or to effect a change of control of the Company. In addition, in certain circumstances, a holder of Convertible Preferred Stock who is not otherwise in violation of the ownership limits could be prevented from converting such holder's Convertible Preferred Stock into shares of Common Stock.

         Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to change control of the Company even if a tender offer or a change in control were in the stockholders' interest.

         Preferred Stock. The Company's charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock including the Convertible Preferred Stock and to establish the preferences, rights and other terms (including the right to vote and the right to convert into Common Stock) of any shares issued. See "Description of Capital Stock--Convertible Preferred Stock." The ability to issue preferred stock could have the effect of delaying or preventing a tender offer or a change in control of the Company even if a tender offer or a change in control were in the stockholders' interest. No shares of preferred stock other than the Convertible Preferred Stock are currently issued or outstanding.

         Exemptions for Certain Members of Management from the Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. Pursuant to the statute, the Company has exempted any business combination involving Messrs. Halpert, Wolfe and Zimmerman and other officers of the Company, any of their affiliates or associates or any person acting in concert with any of such persons and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to business combinations between any of them and the Company. As a result, Messrs. Halpert, Wolfe and Zimmerman and other persons referred to in the preceding sentence may be able to enter into business combinations with the Company, which may not be in the best interest of the stockholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Business Combinations."

         Maryland Control Share Acquisition Statute. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Control Share Acquisitions."

Adverse Consequences Of Failure To Qualify As A REIT

         Taxation as a Corporation. The Company believes that it has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Although management of the Company believes that the Company has been organized and has operated and will operate in such a manner, no assurance can be given that the Company has qualified or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the value of the
REIT's total assets on certain testing dates. See "Federal Income Tax Considerations--Taxation of the Company." The Company believes that the value of the securities of the Management Company held by the Company did not exceed at any time up to and including the date of this Prospectus 5% of the value of the Company's total assets and will not exceed such amount in the future, based on the initial allocation of shares among participants in the Formation Transactions and the Company's opinion regarding the maximum value that could be assigned to the existing and expected future assets and net operating income of the Management Company. In rendering its opinion as to the qualification of the Company as a REIT, Latham & Watkins relied on the conclusion of the Company regarding the value of the Management Company. If the Company fails to satisfy the 5% requirement or otherwise fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders. See "Federal Income Tax Considerations--Failure to Qualify."

         REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with REITs qualifying under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

         Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or the Operating Partnership), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through the Operating Partnership, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

         Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In addition, the Management Company generally is subject to federal and state income tax at regular corporate rates on its net taxable income, which include the Company's management, leasing and related service business. See "Federal Income Tax Considerations."

Effect On Price Of Shares Available For Future Sale

         Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing prices for the Common Stock. The Company has reserved: (i) 981,080 shares of Common Stock for issuance upon exchange of Common Units issued in connection with the formation of the Company and in connection with property acquisitions, (ii) 2,966,909 shares of Common Stock for issuance upon conversion of outstanding Convertible Preferred Stock issued in connection with the formation of the Company and in connection with property acquisitions (which becomes convertible on or after May 31, 1999), (iii) 1,832,239 shares of Common Stock for issuance upon conversion of reserved Convertible Preferred Stock (reserved for exchange of Exchangeable Preferred Units and the Exchangeable Debentures issued in connection with the Formation and subsequent property acquisitions), (iv) 123,077 shares of Common Stock for issuance upon conversion of the FS Note, and
(v) 588,993 shares of Common Stock for issuance under the Company's 1994 Stock Option Plan, 1994 Contingent Stock Awards, 1996 Restricted Stock Plan and 1996 Contingent Stock Agreements. The Officers are permitted to sell only one-third of their shares of Common Stock or Common Units issued in connection with the Formation (including a redemption of Common Units for cash) at the end of each of the three years following the June 1994 Offering.

         The Company has filed or has agreed to file registration statements covering the issuance of shares of Common Stock and Convertible Preferred Stock upon exchange of Common Units and Exchangeable Preferred Units and the resale of Convertible Preferred Stock issued in connection with the formation of the Company and subsequent property acquisitions. The exchange of such outstanding securities for Common Stock and Convertible Preferred Stock will increase the number of outstanding shares of Common Stock and Convertible Preferred Stock, and will increase the Company's percentage ownership interest in the Operating Partnership.


                                   THE COMPANY

General

         The Company is a fully-integrated, self-administered and self-managed real estate company that operates as a REIT with expertise in the acquisition, management, renovation and development of principally supermarket-anchored neighborhood shopping centers. As of December 31, 1996, the Company owned a portfolio of 36 retail properties and completed the acquisition of 4 additional retail properties and the disposition of one retail property since January 1, 1997 (the "Retail Properties"). The 39 Retail Properties contain a total of approximately 4.1 million square feet of GLA in the Mid-Atlantic region. The Company also owns two multifamily properties in the Mid-Atlantic region (the "Multifamily Properties," and together with the Retail Properties, the "Properties").

         The Company's business strategy is highly focused with respect to property type and location. The Company concentrates its efforts on supermarket-anchored neighborhood shopping centers. The Company generally seeks to own properties located in densely populated areas, that have high visibility, open-air designs and ease of entry and exit, and that may be readily adaptable over time to expansion, renovation and redevelopment.

         The Retail Properties are strategically located neighborhood shopping centers, principally anchored by well-known tenants such as Shoppers Food Warehouse, Weis Markets, A&P Super Fresh, Giant Food, CVS/Pharmacy, Safeway, Winn Dixie, Rite Aid and Acme Markets. The anchor tenants at the Retail Properties typically offer daily necessity items rather than specialty goods. Management believes that anchor tenants offering daily necessity items help to generate regular consumer traffic and to provide economic stability for shopping centers. Neighborhood shopping centers are typically open-air centers ranging in size from 50,000 to 150,000 square feet of GLA and are anchored by supermarkets and/or drug stores. The Retail Properties average approximately 100,000 square feet of GLA.

         The Company's operations are conducted through the Operating Partnership. Certain of the Properties are owned by partnerships (or limited liability companies) in which the Operating Partnership, the Company or a subsidiary of the Company acts as general partner (or managing member) and owns a controlling interest (the "Lower Tier Partnerships"). The Company is the general partner of the Operating Partnership and the Company owns approximately 83.4% of the partnership interests in the Operating Partnership. The Operating Partnership owns 100% of the non-voting Preferred Stock of the Management Company, and is entitled to 99% of the cash flow from the Management Company.

         The Company was formed in April 1994 to continue and expand the neighborhood shopping center acquisition, management and renovation strategies of First Washington Management, Inc. ("FWM"), which has been engaged in the business since 1983. FWM was founded by Stuart D. Halpert, the Company's Chairman, William J. Wolfe, President and Chief Executive Officer, and Lester Zimmerman, an Executive Vice President.

         The Company has approximately 70 employees, including a team of asset and property managers and leasing agents and in-house legal, architectural, engineering, accounting, marketing and computer specialists. The Company's executive and principal property management office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and its telephone number is (301) 907-7800. The Company has regional property management offices located in North Carolina, Pennsylvania and Virginia.

Growth Strategies

         The Company seeks to increase cash flow and distributions, as well as the value of its portfolio, through intensive property management and strategic renovation and expansion of its properties and acquisition of additional neighborhood shopping centers.

         Intensive Management. The Company seeks to increase operating margins through a combination of increasing revenues (through increased occupancy and/or rental rates), maintaining high tenant retention rates (i.e., the percentage of tenants who renew their leases upon expiration), and aggressively managing operating expenses.

         Management believes that, as a fully integrated real estate organization with both owned and third-party managed properties, it enjoys significant operating efficiencies relative to many of its competitors that operate smaller, fragmented portfolios. These operating efficiencies are the result of economies of scale in operating expenses, more effective leasing and marketing efforts, and enhanced tenant retention levels. Management believes that the scope of the Company's portfolio, combined with management's professional and community ties to the Mid-Atlantic region, has enabled the Company to develop long-term relationships with national and regional tenants which occupy multiple properties in its portfolio. Management believes that such tenant relationships result in high occupancy rates and tenant retention levels.

         Strategic Renovation and Expansion. The Company seeks to increase operating results through the strategic renovation and expansion of certain of the Properties. The Retail Properties are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants. The Company believes that the Retail Properties will provide opportunities for renovation and expansion.

         Acquisitions. The Company seeks to acquire properties that are located in densely populated areas, that have high visibility, open-air designs and ease of entry and exit, and that may be readily adaptable over time to expansion, renovation and redevelopment. When evaluating potential acquisitions and development projects, the Company will consider such factors as: (i) economic, demographic, and regulatory and zoning conditions in the property's local and regional market; (ii) the location, construction quality, and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover; (vi) the occupancy and demand by tenants for properties of a similar type in the market area; (vii) the potential to complete a strategic renovation, expansion, or retenanting of the property; (viii) the property's current expense structure and the potential to increase operating margins; (ix) the ability of the Company to subsequently sell or refinance the property; and
(x) competition from comparable retail properties in the market area.

         Through the Management Company's third-party management, leasing and related service business and network of regional management and leasing offices, the Company is familiar with local conditions and acquisition opportunities in its given markets. Management believes that opportunities for neighborhood shopping center acquisitions remain attractive at this time because of the fragmentation in ownership of such properties, including owners that can benefit from exchanging their properties for Common Units, the limited amount of real estate capital for smaller, privately held retail property development and acquisition, and the limited construction of new retail properties.

Property Management, Leasing And Related Service Business

         Through its interest in the Management Company, the Company has continued the property management, leasing and related service business of FWM. The Operating Partnership owns all of the non-voting preferred stock of the Management Company, entitled to 99% of the cash flow of the Management Company. The outstanding common stock of the Management Company, entitled to 1% of the cash flow of the Management Company, is owned by certain members of management. In addition to the Properties, as of December 31, 1996, the Management Company provided management, leasing and related services to 30 properties comprising approximately 3.2 million square feet of GLA for 16 third-party clients. In addition to providing another source of growth for funds from operations, management believes that the third-party management business allows the Company to: (i) achieve operating efficiencies in managing its owned properties through the bulk purchase of goods and services; (ii) develop more extensive, long-term relationships with tenants in multiple properties; and (iii) identify additional acquisition opportunities from third-party clients interested in the eventual sale of their properties.

         Services are provided to third-party owners pursuant to contracts that are of varying lengths of time and which generally provide for management fees of up to 5.0% of monthly gross property receipts. The management contracts are typically cancelable upon 30 days' notice or upon certain events, including the sale of the property. Leasing fees typically range from 3.0% to 6.0% of the minimum base rents payable during the initial term of the lease. Management believes that the Management Company has an excellent reputation with respect to lease renewals, increases in net operating income for managed properties, and its timely and accurate reporting to clients. In addition to its third-party management and leasing business, the Management Company provides related services including consulting and brokerage services for which it receives customary fees.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland law and to the Company's charter and the Company's bylaws, copies of which are exhibits to the Registration Statement filed in connection with the June 1994 Offering. See "Additional Information."


General

         The charter of the Company provides that the Company may issue up to 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 1996, 4,946,245 shares of Common Stock and 2,314,189 shares of Convertible Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations solely as a result of their status as stockholders. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, the amount of the aggregate liquidation preference of the Convertible Preferred Stock will not be counted as a liability of the Company.

Common Stock

         Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Common Stock are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. Holders of shares of Convertible Preferred Stock are entitled to participate in amounts available for distribution on the Common Stock in excess of $0.4875 per share of Common Stock with respect to any quarterly distribution payment, based on the number of shares of Common Stock (or fraction thereof ) into which each share of Convertible Preferred Stock is (or will be) convertible. See "--Convertible Preferred Stock--Distributions."

         Subject to the matters discussed under "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares of Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock will not be able to elect any directors.

         Holders of shares of Common Stock have no preference, conversion, sinking fund, redemption, exchange or preemptive rights to subscribe for any securities of the Company. All shares of a particular class of issued Common Stock have equal dividend, distribution, liquidation and other rights.

         Pursuant to the MGCL, a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's charter provides for approval of any such action by a majority of the votes entitled to be cast in the matter, except in the case of amendment of the charter provisions relating to removal of directors, classification of the Board of Directors, voting rights of the Common Stock or voting requirements for charter amendments. In addition, a number of other provisions of the MGCL could have a significant effect on the shares of Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws."

Convertible Preferred Stock

         Distributions. Holders of shares of the Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of assets legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share of Convertible Preferred Stock equal to $0.6094 per quarter ($2.4375 per annum) plus a participating distribution equal to the amount, if any, of distributions in excess of $0.4875 per quarter payable on the applicable Distribution Payment Date with respect to the number of shares of Common Stock (or fraction thereof) into which a share of Convertible Preferred Stock is then (or will be) convertible. The amount of participating distribution payable on any Distribution Payment Date will equal the number of shares of Common Stock, or fraction thereof, into which a share of Convertible Preferred Stock is then (or will be) convertible, multiplied by the quarterly distribution in excess of $0.4875 per share paid with respect to a share of Common Stock on such Distribution Payment Date. As a result of such participation right of the Convertible Preferred Stock, distributions on Convertible Preferred Stock and Common Stock will be made out of cash available for distribution as follows: (i) first, the outstanding shares of Convertible Preferred Stock will receive $0.6094 per share per quarter; (ii) second, the outstanding shares of Common Stock will receive $0.4875 per share per quarter; and (iii) third, any remaining cash available for distribution will be shared equally among the outstanding shares of Common Stock and Convertible Preferred Stock as if all of the outstanding shares of Convertible Preferred Stock were converted into shares of Common Stock. Distributions with respect to the Convertible Preferred Stock are cumulative from the date of original issuance of such stock and are payable quarterly in arrears on the fifteenth day of each August, November, February, and May or, if such day is not a business day, on the next succeeding business day (each, a "Distribution Payment Date").

         If, for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Convertible Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of the Convertible Preferred Stock for the year and the denominator of which shall be the Total Dividends.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon (whether or not earned or declared) to the date of payment (the "Convertible Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of Common Stock or any other capital stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Company.

         Redemption. The Convertible Preferred Stock is not redeemable prior to July 15, 1999, except under certain limited circumstances to preserve the Company's status as a REIT, as described below under "-- Restrictions on Ownership, Transfer and Conversion." On and after July 15, 1999, the Company, at its option (to the extent the Company has assets legally available therefor) upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption price per share specified below, plus all accrued and unpaid distributions, if any, thereon (whether or not earned or declared) to the date fixed or redemption, if redeemed during the twelve-month period beginning on July 15, of each year specified below:

         YEAR                                             PRICE
         ----                                             -----
         1999............................................$27.44
         2000.............................................26.95
         2001.............................................26.46
         2002.............................................25.98
         2003.............................................25.49
         2004 and thereafter..............................25.00


         The Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund. In addition to the redemption provision described above, shares of Convertible Preferred Stock will be subject to redemption under certain circumstances in order to preserve the Company's status as a REIT. See "--Restrictions on Ownership, Transfer and Conversion."

         Voting Rights. Holders of the Convertible Preferred Stock do not have any voting rights, except as set forth below. In any matter in which the Convertible Preferred Stock may vote, including any action by written consent, each share of Convertible Preferred Stock is entitled to one vote. The holders of each share of the Convertible Preferred Stock may separately designate a proxy for the vote to which that share of Convertible Preferred Stock is entitled.

         Whenever distributions on any shares of the Convertible Preferred Stock have been in arrears for six or more quarterly periods, the holders of such shares of Convertible Preferred Stock (voting separately as a class with all other series of preferred stock upon which rights to vote on such matter with the Convertible Preferred Stock have been conferred and are then exercisable, with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares) will be entitled to elect two additional directors of the Company at a special meeting called by the holders of record of at least 10% of the outstanding shares of Convertible Preferred Stock and such other preferred stock, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such shares of the Convertible Preferred Stock for the past distribution periods and the then current distribution period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the number of directors of the Company will be increased by two. Such right to elect two directors will continue until payment of the distribution arrearage for the Convertible Preferred Stock, at which time the term of any such directors shall expire.

         Conversion. Subject to the exceptions described under "--Restrictions on Ownership, Transfer and Conversion," holders of the Convertible Preferred Stock have the right, as provided in the charter, exercisable on or after May 31, 1999, except in the case of Convertible Preferred Stock called for redemption, to convert all or any of the outstanding shares of Convertible Preferred Stock (with each share of Convertible Preferred Stock valued for purposes of conversion at the Convertible Preferred Liquidation Preference Amount (currently $25.00 per share) determined immediately following the most recent Convertible Preferred Distribution Payment Date) into shares of Common Stock at a conversion price of $19.50 per share of Common Stock, subject to adjustment upon the occurrence of certain events. In the case of Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the third business day immediately preceding the date fixed for redemption.

         Restrictions on Ownership, Transfer and Conversion. As discussed below under "--Restrictions on Ownership, Transfer and Conversion," because the Company intends to continue to qualify as a REIT under the Code, the Company's charter contains certain provisions described more fully in that section restricting the ownership, transfer and conversion of the Convertible Preferred Stock and other classes of capital stock of the Company.

         All certificates representing shares of Convertible Preferred Stock bear a legend referring to the ownership, transfer and conversion restrictions applicable to such shares.

         Rank. The Convertible Preferred Stock, with respect to dividend rights and distributions upon liquidation, dissolution, and winding up, ranks (i) senior to the Common Stock, all other shares of Common Stock of the Company of all classes and series, and shares of all other classes or series of capital stock issued by the Company other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such Convertible Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of the Company, as the case may be; (ii) on a parity with the shares of all other capital stock issued by the Company the terms of which specifically provide that the shares rank on a parity with the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company or make no specific provision as to their ranking; and (iii) junior to any capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company, as the case may be (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Convertible Preferred Stock).

Power To Issue Additional Shares Of Common Stock And Preferred Stock

         The Board of Directors has the power under the charter to authorize the Company to issue additional authorized but unissued shares of Common Stock and preferred stock (including any unissued shares of any series of preferred stock, to the extent permitted by the terms of such series) and to classify or reclassify unissued shares of Common or preferred stock and thereafter to cause the Company to issue such classified or reclassified shares of stock. Prior to the issuance of such shares of Common Stock and shares or series of preferred stock, the Board of Directors is required by the MGCL and the charter of the Company to fix, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each share or series. The Company believes that this power of the Board of Directors will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders (provided, however, that the issuance of additional series of preferred stock with rights senior to the Convertible Preferred Stock is subject to the approval of the holders of Convertible Preferred Stock), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay or impede a transaction or a change of control of the Company that might involve a premium price for the Common Stock and Convertible Preferred Stock or otherwise be in the best interest of the stockholders.

Restrictions On Ownership, Transfer And Conversion

         For the Company to qualify as a REIT under the Code, not more than 50% in value of the issued and outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (as defined below under "Federal Income Tax Considerations--Taxation of the Company --Income Tests") is not qualifying income for purposes of the gross income tests of the
Code. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Board of Directors has adopted, and the stockholders prior to the June 1994 Offering have approved, provisions in the Company's charter restricting the acquisition and ownership of shares of the Company's capital stock.

         Subject to certain exceptions specified in the Company's charter, no holder may own, either actually or constructively under the applicable attribution rules of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock (the "Common Ownership Limit"). Except as described below, the Common Ownership Limit will not apply, however, to holders of shares of

Common Stock who acquire shares of Common Stock in excess of the Common Ownership Limit solely by reason of the conversion of shares of Convertible Preferred Stock owned by such holder into shares of Common Stock.

         Subject to certain exceptions specified in the Company's charter, no holder may acquire, either actually or constructively under the applicable attribution rules of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Ownership Limit"). Except as described below, there are no restrictions on the ability of a holder of shares of Convertible Preferred Stock to convert such shares into shares of Common Stock even if, as a result of such conversion, the holder will own shares of Common Stock in excess of the Common Ownership Limit. However, no person may actually or constructively acquire or own shares of Convertible Preferred Stock or shares of Common Stock, or convert Convertible Preferred Stock into Common Stock, to the extent that the aggregate value of Convertible Preferred Stock and Common Stock actually and constructively owned by such person would exceed 9.8% of the total value of the outstanding shares of the capital stock of the Company (the "Aggregate Stock Ownership Limit"). Under certain circumstances, this limitation could prevent a person who owns shares of Convertible Preferred Stock from converting a portion of such shares into shares of Common Stock.

         If, as a result of a purported acquisition (actual or constructive) of capital stock, any person (a "Prohibited Transferee") would acquire, either actually or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such shares will be automatically transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the purported acquisition by the Prohibited Transferee. While such stock is held in trust, the trustee shall have all voting rights with respect to the shares, and all dividends or distributions paid on such stock will be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been automatically transferred to the trust shall, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust is required to sell the shares held in the trust to a person who may own such shares without violating the ownership restrictions (a "Permitted Holder"). Upon such sale, the price paid for the shares by the Permitted Holder shall be distributed to the Prohibited Transferee to the extent of the lesser of (i) the price paid by the Prohibited Transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred or (ii) the fair market value of the shares on the date of transfer by the trustee to the Permitted Holder. Any proceeds in excess of this amount shall be paid to the charitable beneficiary.

         An automatic repurchase of shares by the Company will occur to the extent necessary to prevent any violation of the Convertible Preferred Ownership Limit, Common Ownership Limit, or the Aggregate Stock Ownership Limit as the result of events other than the actual or constructive acquisition of capital stock by the holder, such as changes in the relative value of different classes of the Company's capital stock. In the event of any such automatic repurchase, the repurchase price of each share will be equal to the market price on the date of the event that resulted in the repurchase. Any dividend or other distribution paid to a holder of repurchased shares (prior to the discovery by the Company that such shares have been automatically repurchased by the Company as described above) will be required to be repaid to the Company upon demand.

         If shares of capital stock which would cause the Company to be beneficially owned by less than 100 persons are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to such stock.

         The Board of Directors may waive the Common Ownership Limit or the Convertible Preferred Ownership Limit or the Aggregate Stock Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

         In addition to any of the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's capital stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding capital stock to be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities), (ii) would result in the Company's capital stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT. Acquisition or ownership (actual or constructive) of the Company's capital stock in violation of these restrictions will result in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, automatic repurchase of the violative shares by the Company, or the violative transfer will be deemed void ab initio, as described above.

         If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own capital stock of the Company in violation of the above described limits, the Board of Directors shall take such action as it deems advisable to refuse to give effect or to prevent such ownership or acquisition, including but not limited to causing the Company to repurchase stock, refusing to give effect to such ownership or acquisition on the books of the Company, or instituting proceedings to enjoin such ownership or acquisition.

         The constructive ownership rules are complex and may cause Common Stock or Convertible Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding Common Stock or less than 9.8% of the outstanding Convertible Preferred Stock (or the acquisition of an interest in an entity which owns Common Stock or Convertible Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own Common Stock or Convertible Preferred Stock in excess of the limits described above, and thus subject such stock to the Common Ownership Limit, the Convertible Preferred Ownership Limit, or the Aggregate Stock Ownership Limit.

         All certificates representing shares of the Company's capital stock bear a legend referring to the restrictions described above.

         All persons who own a specified percentage (or more) of the outstanding shares of the stock of the Company must file a completed questionnaire annually with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending on the number of record holders of shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

         These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock or Convertible Preferred Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Registration Rights Agreements

         Pursuant to various registration rights agreements the Company has shelf registration statements effective (or has agreed to file a registration statement) that cover: (i) the resale of shares of Convertible Preferred Stock and shares of Common Stock and the issuance of shares of Common Stock upon exchange of Common Units that were issued in private placements at the time of and since the formation of the Company and (ii) the exchange of the Exchangeable Debentures and Exchangeable Preferred Units for Convertible Preferred Stock. The Company is obligated to use its best efforts to maintain the effectiveness of such registration statements. The exchange of such outstanding securities for Common Stock and Convertible Preferred Stock will increase the number of outstanding shares of Common Stock and Convertible Preferred Stock, and will increase the Company's percentage ownership interest in the Operating Partnership.

NYSE Listing

         The Common Stock is listed on the NYSE under the symbol "FRW." The Preferred Stock is listed on the NYSE under the symbol "FRW pfA." The current rules of the NYSE effectively preclude the listing on the NYSE of any securities of an issuer which has issued securities or taken other corporate action that would have the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company does not intend to issue any additional securities that would make it ineligible for inclusion on the NYSE or any national securities exchange or national market system. However, in the event the Company issues additional securities that cause it to become ineligible for continued inclusion on NYSE, such ineligibility would be likely to reduce materially the liquidity of an investment in the Common Stock and would likely depress its market value below that which would otherwise prevail.

Transfer Agent

         The transfer agent and registrar for the shares of Common Stock and Convertible Preferred Stock is American Stock Transfer & Trust Company.

                              PARTNERSHIP AGREEMENT

The following summary of the Partnership Agreement, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement.

Management

         The Operating Partnership was organized as a Maryland limited partnership pursuant to the terms of the Partnership Agreement. Generally, pursuant to the Partnership Agreement, the Company, as the holder of a majority of the partnership units and sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, subject to certain limited exceptions. The limited partners of the Operating Partnership (the "Limited Partners") generally have no authority to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

Transferability of Interests

         The Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of a majority in interest of the Limited Partners, and only upon the admission of a successor general partner. Pursuant to the Partnership Agreement, the Limited Partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of, without the consent of the Company, their interests in the Operating Partnership for a period of one year following the June 1994 Offering. After such one year period, the Limited Partners may transfer their interests in the Operating Partnership to any Qualified Transferee (as defined in the Partnership Agreement), subject to a right of first refusal by the Company and the Operating Partnership. No transferee may become a substituted limited partner without the consent of the Company.

Capital Contributions

         If the Company determines that the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, and the Company borrows such funds from a financial institution or other lender, then the Company, to the extent consistent with its REIT status, will lend such funds to the Operating Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. The Company will contribute the amount of any required additional funds which were not borrowed from a financial institution or other lender as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

Exchange Rights

         Pursuant to the Partnership Agreement, the holders of Common Units have the right to require the Operating Partnership to redeem part or all of their Common Units for cash or, at the election of the Company, the Company may acquire such Units for shares of Common Stock (on a one-for-one basis), provided, however, that a holder of Common Units may not effect an exchange to the extent that it would cause any person to violate any provision of the charter of First Washington Realty Trust, Inc. (the "Charter"), including those provisions relating to restrictions on ownership and transfer of the Company's capital stock. Similarly, holders of Exchangeable Preferred Units may require that the Company acquire such Exchangeable Preferred Units for shares of Preferred Stock (on a one-for-one basis), subject to the limitation set forth in the Charter. See "Description of Capital Stock-Restrictions on Ownership, Transfers and Conversion." These exchange rights may be exercised, in whole or in part, at any time after the expiration of one year following the consummation of the June 1994 Offering.

Tax Matters

         Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and, as such, generally has authority to make tax elections under the Code on behalf of the Operating Partnership. The net income or net loss of the Operating Partnership will generally be allocated to the Company and the Limited Partners in accordance with their priorities of distribution, subject to the compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership."

Operations

         The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT. The Partnership Agreement provides that distributions of cash will be distributed from time to time as determined by the Company pro rata in accordance with the distribution rights of the holders of the Exchangeable Preferred Units and the Common Units. Pursuant to the Partnership Agreement, subject to certain exceptions, the Operating Partnership will also assume and pay when due, or reimburse the Company for payment of, all costs and expenses relating to the ownership of interests in and operation of the Operating Partnership; the Company shall not be reimbursed for expenses it incurs relating to the organization of the Operating Partnership and the Company or the initial or subsequent public offerings of shares of the Company.

Duties and Conflicts

         The Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition and operation of shopping center properties, must be conducted through the Operating Partnership.

Term

         The Operating Partnership will continue in full force and effect until December 31, 2094, or until sooner dissolved upon the bankruptcy, dissolution, withdrawal or termination of the Company (unless the Limited Partners other than the Company elect to continue the Operating Partnership), upon the election of the Company and the approval of the Limited Partners, upon an entry of decree of judicial dissolution, or upon the sale or other disposition of all or substantially all the assets of the Operating Partnership.

Indemnification

         The Partnership Agreement provides for indemnification of the Company and the officers and directors of the Company and of the Management Company, and limits the liability of the Company to the Operating Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith. See "Limitation of Liability and Indemnification."

                              EXCHANGE OF THE UNITS

Terms of the Exchange of Units

         Holders of Common Units may exchange up to 298,995 Common Units of the Operating Partnership for cash, or at the discretion of the Company, for a like number of Exchange Common Shares. Holders of Exchangeable Preferred Units may exchange up to 67,609 Exchangeable Preferred Units for a like number of Exchanged Preferred Shares. Such Exchange Shares may be resold at any time, subject to certain exceptions and volume limitations. The number of Exchange Shares for which the holders of Units may exchange their Units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

         A holder of Common Units effecting an exchange (a "Common Tendering Holder") must deliver to the Company a notice of exchange. A Common Tendering Holder shall have the right to receive an amount of cash from the Operating Partnership equal to the Cash Amount (as defined in the Partnership Agreement) on the Valuation Date (as defined in the Partnership Agreement). The Company may elect to acquire such tendered Common Units in exchange for a like number of Exchange Shares, in which case the Tendering Common Holder shall have no right to cause the Operating Partnership to redeem the Common Units in exchange for the Cash Amount.

         A holder of Exchangeable Preferred Units effecting an exchange (a Preferred Tendering Holder, collectively with a Common Tendering Holder, a
"Tendering Holder") must deliver to the Company a notice of exchange. A Preferred Tendering Holder shall have the right to receive on the day of receipt by the Company of such notice the number of Exchange Shares which corresponds to the tendered Exchangeable Preferred Units.

         The Exchange Shares shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Exchange Shares entered into by the Tendering Holder. Notwithstanding any delay in such delivery, the Tendering Holder shall be deemed the owner of such Exchange Shares and rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the date of the exchange notice.

         Each Tendering Holder shall continue to own all Units subject to any exchange, and be treated as a Limited Partner with respect to such Units for all purposes, until such Units are transferred to the Company and paid for on the date of the exchange notice. Until the date of the exchange notice, the Tendering Holder shall have no rights as a stockholder of the Company.

Certain Conditions to the Exchange

         The Company will issue Exchange Shares to a Tendering Holder promptly upon receipt of a notice of exchange subject to the following conditions:

                  o In order to protect the Company's status as a REIT, no Tendering Holder shall be entitled to effect an exchange, if such exchange would cause such Tendering Holder or any other Person to violate the Restrictions on Ownership and Transfer provisions of the Charter.

                  o No Tendering Holder may effect an exchange for less than 100 Units, or if the Tendering Holder holds less than 100 Units, all of the Units held by such Tendering Holder.

                  o No Tendering Holder may effect an exchange during the period after the record date established by the Company for a distribution from the Operating Partnership to the partners in the Operating Partnership and prior to the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution.

         Any attempted exchange in violation of any of the foregoing conditions shall be null and void ab initio and such Tendering Holder shall not acquire any rights or economic interest in the Exchange Shares otherwise issuable upon such exchange.

         Generally the nature of an investment in Common Stock and Convertible Preferred Stock (collectively "Stock") is similar in several respects to an investment in the Units of the Operating Partnership. Holders of Common Stock and holders of Common Units and holders of Convertible Preferred Stock and holders of Exchangeable Preferred Units receive similar distributions and shareholders and holders of Units generally share in the risks and rewards of ownership in the enterprise being conducted by the Company through the Operating Partnership. However, there are also differences between ownership of Units and ownership of Stock, some of which may be material to investors.

         The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of Units in understanding how their investment will be changed if they exchange their Units for Exchange Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Units should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.


                                        Form of Organization and Assets Owned

The Operating Partnership is organized as a                            The Company is a Maryland corporation. The
Maryland limited partnership. The Operating                            Company has elected to be taxed as a REIT under
Partnership owns interests in the Properties and                       the Code, commencing with its taxable year ending
conducts the Company's management and leasing                          December 31, 1994, and intends to maintain its
business. The Operating Partnership's purpose is to                    qualification as a REIT. The Company's primary
conduct any business that may be lawfully conducted                    asset is its interest in the Operating Partnership,
by a limited partnership organized pursuant to the                     which gives the Company an indirect investment in
Act, provided that such business is to be conducted                    the Properties owned by the Operating Partnership.
in a manner that permits the Company to be                             Under its Charter, the Company may engage in any
qualified as a REIT unless the Company ceases to                       lawful activity permitted by the Maryland General
qualify as REIT.                                                       Corporation Law. However, under the Partnership
                                                                       Agreement, the Company, as general partner, may not
                                                                       conduct any business other than the business of the
                                                                       Operating Partnership and cannot own any assets other
                                                                       than its interest in the Operating Partnership and other
                                                                       assets necessary to carry out its responsibilities under the
                                                                       Partnership Agreement and its Charter.

                                                  Additional Equity

The Operating Partnership is authorized to issue                       The Board of Directors may issue, in its discretion,
Common Units, Exchangeable Preferred Units and                         additional Common Stock                     or shares of
other partnership interests (including partnership                     Convertible Preferred Stock; provided, that the total
interests of different series or classes that may be                   number of shares issued does not exceed the
senior to Common Units) in exchange for additional                     authorized number of shares of stock set forth in the
capital contributions as determined by the Company                     Charter. As long as the Operating Partnership is in
as its general partner, in the Company's sole                          existence, the proceeds of all equity capital raised by
discretion. In exchange for such capital                               the Company will be contributed to the Operating
contributions, the Operating Partnership may issue                     Partnership in exchange for Units in the Operating
Common Units and other partnership interests to the                    Partnership.
Company, may issue additional Common Units to
existing Limited Partners, and may admit third
parties as additional Limited Partners.


                                                   Management Control

All management powers over the business and                            The business and affairs of the Company are
affairs of the Operating Partnership are vested in the                 managed under the direction of the Board of
general partner, and no limited partner of the                         Directors subject to restrictions in the Charter and
Operating Partnership has any right to participate in                  Bylaws. The board is classified into three classes of
or exercise control or management power over the                       directors. At each annual meeting of the
business and affairs of the Operating Partnership                      stockholders, the successors of the class of directors
except (1) the general partner of the Operating                        whose terms expire at that meeting will be elected.
Partnership may not dispose of all or substantially all                The policies adopted by the Board of Directors may
of the Operating Partnership's assets without the                      be altered or eliminated without a vote of the
consent of the holders of two-thirds of the                            stockholders. Accordingly, except for their vote in
outstanding Common Units, and (2) there are certain                    the elections of directors, stockholders have no
limitations on the ability of the general partner of the               control over the ordinary business policies of the
Operating Partnership to cause or permit the                           Company. The Board of Directors cannot change the
Operating Partnership to dissolve. See "Vote                           Company's policy of maintaining its status as a
Required to Dissolve the Operating Partnership or                      REIT, however, without the approval of holders of a
the Company" below. The general partner may not                        majority of the outstanding Common Stock.
be removed by the holders of Common Units with or
without cause.


                                                     Fiduciary Duties

Under  Maryland  law,  the  general  partner of                        Under Maryland law, the directors must perform
the  Operating  Partnership  is accountable to                         their duties in good faith, in a manner that they
the Operating  Partnership as a fiduciary and,                         reasonably believe to be in the best interests of the
consequently,  is                                                      Company and with the care of an ordinarily  prudent
required  to  exercise  good faith and                                 person in a like  position.  Directors of the Company
integrity  in all of its  dealings  with respect to                    who act in such a manner generally will not be liable
partnership affairs.  However, under the Partnership                   by reason of being a director of the Company.
Agreement, the general  partner is not liable for
monetary  damages  for losses  sustained  or liabilities
incurred by partners as a result of errors of judgment
or of any actor omission,  provided that the general
partner has acted in good faith.


                                        Management Liability and Indemnification

As a matter of Maryland  law, the general  partner has                    As  permitted  by Maryland  law,  the Charter
liability for the payment of the obligations and debts                    provides that the Company's directors and officers
of the Operating  Partnership  unless  limitations upon                   are not liable to the Company and its
such  liability  are stated in the document or                            stockholders for money damages except for actual
instrument  evidencing  the obligations.  Under the                       receipt of an improper benefit  or profit in money,
Partnership  Agreement,  the Operating  Partnership                       property  or  services  or active  and  deliberate
has agreed to  indemnify  the  general  partner  and any                  dishonesty established by a final judgment. The
director or officer of the general partner from and                       Charter provides indemnification to directors
against all losses, claims, damages, liabilities, joint                   and officers to the same extent that such
or several,  expenses  (including  legal fee and                          directors and officers have  indemnification
expenses),  judgments,  fines, settlements and other                      rights under the  Partnership  Agreement (as
amounts  incurred in connection with any actions                          officers and directors of the general partner).
relating to the operations of the Operating
Partnership in which the general  partner or such
director or officer is  involved,  unless (1) the act was
in bad faith and was  material  to the  action; (2) such
party  received  an  improper  personal benefit; or (3) in
the  case  of any  criminal  proceeding,  such  party  had
reasonable  cause to  believe  the act was  unlawful.  The
reasonable  expenses incurred by an indemnitee  may
be reimbursed  by the  Operating  Partnership  in
advance of the final disposition of the proceeding
upon receipt by the Operating Partnership of an
affirmation by such  indemnitee of his, her or its good
faith belief that the standard of conduct necessary for
indemnification has been met and an  undertaking  by
such  indemnitee to repay the amount if it is
determined that such  standard  was not met.


                                                  Antitakeover Provisions

Except in limited circumstances (See "Voting                           The Charter and Bylaws of the Company contain a
Rights" below), the general partner of the Operating                   number of provisions that may have the effect of
Partnership has exclusive management power over                        delaying or discouraging an unsolicited proposal for
the business and affairs of the Operating Partnership.                 the acquisition of the Company or the removal of
The general partner may not be removed by the                          incumbent management. These provisions include,
Limited Partners with or without cause. Under the                      among other: (1) a staggered board of directors; (2)
Partnership Agreement, prior to June 27, 1995, the                     authorized stock that may be issued as Preferred
general partner could, in its sole discretion, have                    Stock in the discretion of the board of directors, with
prevented a Limited Partner from transferring his                      superior voting or other rights to the Common Stock;
interest or any rights as a limited partner except in                  (3) a requirement that directors may be removed only
certain limited circumstances. The general partner                     for cause and only by a vote of holders of at least
could have exercised this right of approval to deter,                  two-thirds of the outstanding Common Stock; and
delay or hamper attempts by persons to acquire a                       (4) provisions designed to avoid concentration of
controlling interest in the Operating Partnership.                     share ownership in a manner that would jeopardize
Now, a Limited Partner may generally transfer its                      the Company's status as a REIT under the Code. See
limited partnership interest without restriction,                      "Description of Securities-Restrictions on
provided that the Company and the Operating                            Ownership."
Partnership have a right of first refusal for any
proposed transfer.


                                                      Voting Rights

Under the Partnership Agreement, the Limited                           The business and affairs of the Company are
Partners have voting rights only as to the dissolution                 managed under the direction of a Board of Directors
of the Operating Partnership, the sale of all or                       consisting of three classes having staggered terms of
substantially all of the assets or merger of the                       office. Each class is to be elected by the stockholders
Operating Partnership, and certain amendments to                       at annual meetings of the Company. Maryland law
the Partnership Agreement, as described more fully                     requires that certain major corporate transactions,
below. Otherwise, all decisions relating to the                        including most amendments to the Charter, may not
operation and management of the Operating                              be consummated without the approval of
Partnership are made by the general partner. As                        stockholders as set forth below. All shares of
Common Units are exchanged by holders of                               Common Stock have one vote per share, and the
Common Units, the Company's percentage                                 Charter permits the Board of Directors to classify
ownership of the Common Units will increase. If                        and issue Preferred Stock in one or more series
additional Units are issued to third parties, the                      having voting power which may differ from that of
Company's percentage ownership of the Units will                       the Common Stock. "See Description of Securities."
decrease.


         The following is a comparison of the voting rights of the holders of Units of the Operating Partnership and the stockholders of the Company as they relate to certain major transactions:

                       A. Amendment of the Partnership Agreement or the Charter.

The  Partnership  Agreement may be amended                            Under  Maryland law and the Charter, amendments
through a proposal  by the  general  partner or any                   to the Charter generally must be approved by the
Limited Partner. Such proposal, in order to be                        Board of Directors and holders of at least a majority
effective,  must be approved by the general partner                   of the votes entitled to be cast on the matter.
and by the  written  vote of holders of at least
a majority  of the  outstanding Common Units and
Exchangeable  Preferred Units.  Certain  amendments
that affect the  fundamental  rights of a holder of
Common  Units must be  approved  by each
affected  Limited  Partner.  In addition, the general
partner may,  without the consent of the holders of
Common Units,  amend the  Partnership  Agreement as to
certain ministerial matters.


                  B. Vote Required to Dissolve the Operating Partnership. or the Company

The general partner may not elect to dissolve the                     Under Maryland law and the Charter,  dissolution of
Operating  Partnership without the  prior  written                    the Company must be approved by the  Board of
consent  of the holders of at least a  majority of the                Directors  and  holders  of at least a  majority
outstanding Common Units and Exchangeable                             of the votes entitled to be cast on the matter.
Preferred Units.


                                    C. Vote Required to Sell Assets or Merge.

Under  the  Partnership  Agreement,  the  sale,                       Under  Maryland law, the sale of all or  substantially
exchange, transfer or other disposition of all or                     all of the assets of the Company or merger or
substantially all of the Operating Partnership's assets               consolidation  of the Company requires the approval
or merger or consolidation of the Operating                           of the Board of Directors and holders of at least a
Partnership  requires the consent of the general                      majority  of the votes entitled  to be cast on the matter.
partner and holders of at least a majority of                         No approval of the stockholders is required for the
the outstanding Common Units and Exchangeable                         sale of less than all or  substantially  all of
Preferred Units.                                                      the Company's assets.


                                            Compensation, Fees and Distribution

The  general  partner  does not  receive any                          The officers and outside directors of the Company
compensation  for its  services as general partner                    receive compensation for their services.
of the  Operating  Partnership.  As a partner in the
Operating Partnership, however, the general partner
has the same right to receive pro rata allocations and
distributions as other partners of the Operating
Partnership. In addition,  the Operating  Partnership
will reimburse the general partner for all expenses
incurred relating to the ongoing operation of the
Company and any other offering of additional
partnership interests in the Operating Partnership.


                                                     Liability of Investors

Under the Partnership Agreement and applicable                          Under  Maryland law,  stockholders  are not  personally
Maryland law, the liability of the holders of                           liable for the debts or obligations of the Company.
Common Units and  Exchangeable  Preferred Units
for the Operating Partnership's  debts and
obligations is generally limited to the amount of
their investment in the Operating Partnership.


                                                      Liquidity

The Company may not  transfer its Units  except to                      The Exchange Shares will be freely transferable
a successor  general  partner with the consent of a                     as registered securities under the Securities Act,
majority in  interest  of the Limited  Partners.                        subject to prospectus delivery and other requirements
Prior to June 27, 1995,  Limited Partners could not                     or registered securities.
have transferred  their Units without the consent of
the Company except in certain limited circumstances.
Now, Limited Partners may generally transfer their
Units without  restriction,  provided that the Company
and the Operating  Partnership have a right of first
refusal for any proposal transfer.


                                                         Taxes

Income  and loss from the  Operating  Partnership                      Dividends paid by the Company will be treated as
generally  is  subject to the "passive activity"                       "portfolio" income and cannot be offset with losses
limitations.  Under the "passive activity" rules,                      from "passive activities."
income and loss  from  the  Operating  Partnership                     Distributions made by the Company to its taxable
that is considered "passive income" generally can be                   domestic stockholders out of current or accumulated
offset against income and loss from other investments                  earnings and profits will be taken into account by
that constitute "passive activities." The Operating                    them as ordinary income. Distributions that are
Partnership itself is not subject to                                   designated as capital gain dividends generally will
Federal income taxes. Instead, each holder of Units                    be  taxes as long-term capital gain. Distributions
includes its allocable share of the Operating                          in excess of current or accumulated earnings and
Partnership's taxable income or loss in determining                    profits will be treated as  a non-taxable return of
its individual federal income tax liability.                           basis to the extent of a stockholder's adjusted
Cash distributions from the Operating Partnership                      basis in its stock, with the excess taxed as capital
are generally not taxable to a holder of Units except                  gain. See "Federal Income Tax Considerations Taxation
to the extent they exceed such holder's basis in its                   of U.S. Stockholders Generally."  The Company may be
interest in the Operating Partnership (which will                      required to pay state income taxes in certain states.
include such holder's allocable share of the
Operating Partnership's nonrecourse debt).  Holders of
Common Units are required, in some cases, to file the
state income tax returns and/or pay state income taxes
in the states in which the Operating Partnership owns
property, even if they are not residents of those states.


                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                        THE COMPANY'S CHARTER AND BYLAWS

         The following paragraphs summarize certain provisions of Maryland law and the Company's charter and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company's charter and bylaws. See "Available Information."

Classification Of The Board Of Directors

         The Company's bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by MGCL (which under most circumstances is three directors) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority vote of the entire Board of Directors. Pursuant to the terms of the charter, the directors are divided into three classes. One class held office initially for a term which expired at the annual meeting of stockholders held in May 1995 (and the directors of such class were reelected for a full term of three years). Another class held office for a term which expired at the annual meeting of stockholders held in 1996 (and the directors of such class were reelected for a full term of three years) and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

         The classified director provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Removal Of Directors

         The charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

         Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with the Principals and other officers of the Company, any present or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons. As a result, these persons may be able to enter into business combinations with the Company, which may not be in the best interest of the stockholders, without compliance by the Company with the super-majority vote requirement and the other provisions of the statute.

Control Share Acquisitions

         The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

         The business combination statute and the control share acquisition statute could have the effect of discouraging others to acquire the Company and of increasing the difficulty of consummating any offer.

Amendment To The Charter

         Certain provisions of the Company's charter, including its provisions on classification of the Board of Directors, removal of directors, voting rights of Common Stock and voting requirements for charter amendments, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution Of The Company

         The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice Of Director Nominations And New Business

         The bylaws of the Company provide that: (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected to such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

         The provisions in the charter on classification of the Board of Directors and removal of directors, the business combination and the control share acquisition provisions of the MGCL, and the advance notice provisions of the bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

         The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

         The bylaws of the Company obligate it to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended.

         The limited partnership agreement of the Operating Partnership (the "Partnership Agreement") also provides for indemnification of the Company, as general partner, and its officers and directors generally to the same extent as permitted by the MGCL for a corporation's officers and directors and limits the liability of the Company to the Operating Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations regarding the Company and the Securities being registered by the Company is based on current law. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company, as to the material federal income tax considerations relevant to purchasers of the Securities. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders") subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of Redemption or Exchange of Units

         The redemption or exchange of Units for cash or Exchange Shares, will be a fully taxable transaction. Depending upon a holder's particular situation, it is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of Exchange Shares received upon such redemption or exchange. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REDEMPTION OR EXCHANGE OF UNITS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF SUCH TRANSACTION.

Taxation Of The Company

         General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

         These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

         The company has obtained a legal opinion of Latham & Watkins, counsel to the Company, dated April 4, 1997, to the effect that, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of the Company, the Operating Partnership, the Lower Tier Partnerships, and the Management Company and is conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus have been completed as described. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time. See "--Failure to Qualify."

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

         The Company has satisfied condition (5) and believes that it has issued sufficient shares to allow it to satisfy condition (6). In addition, the Company's charter provides for restrictions regarding ownership and transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership, Transfer and Conversion." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above, primarily (though not exclusively) as a result of fluctuations in value among the different classes of the Company's capital stock. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "--Failure to Qualify."

         In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has and will continue to have a calendar taxable year.

         Ownership of Subsidiaries. The Company owns interests in certain of the Lower Tier Partnerships through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" (defined as any corporation if 100 percent of the stock of such corporation is held by the REIT at all times during the period such corporation was in existence) shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Each of the Company's subsidiaries qualify as "qualified REIT subsidiaries" within the meaning of the Code. Thus, in applying the requirements described herein, the Company's subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction, and credit of the Company.

         Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any Lower Tier Partnership) are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Operating Partnership." The Company has direct control of the Operating Partnership and has and will continue to operate it consistent with the requirements for qualification as a REIT.

         Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party

Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

         The Management Company receives fees in exchange for the performance of certain management services. Such fees will not accrue to the Company, but the Company will derive dividends from the Management Company which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of any non-qualifying income in any taxable year has not exceeded and will not exceed the limit on non-qualifying income under the gross income tests.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% gross income test. In such case, the Company would cease to qualify as a REIT.

         Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that that one or more of such sales is subject to the 100% penalty tax.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         The Operating Partnership owns 100% of the nonvoting preferred stock of the Management Company and a note of the Management Company. The Operating Partnership does not and will not own any of the voting securities of the Management Company, and therefore the Company will not be considered to own more than 10% of the voting securities of the Management Company. In addition, the Company believes (and has represented to counsel to the Company for purposes of its opinion, as discussed below) that the value of its pro rata share of the securities of the Management Company to be held by the Operating Partnership did not exceed at any time up to and including the date of this Prospectus 5% of the total value of the Company's assets and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of the Company as a REIT, is relying on representations of the Company to such effect with respect to the value of such securities and assets. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the IRS will not contend that the value of the securities of the Management Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of additional securities of the Management Company or other securities or other property during a quarter (including as a result of the Company increasing its interests in the Operating Partnership), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and will continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built- In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

         It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Failure To Quality

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation Of Taxable U.S. Stockholders

         As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Convertible Preferred Stock (to the extent of the preferred distribution on such stock), then to the Common Stock (to the extent of distributions equal to $0.4875 per quarter per share) and then pro-rata between both the Convertible Preferred Stock and the Common Stock with respect to any distributions in which the Convertible Preferred Stock is entitled to participate.

         Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated by the Company as capital gain dividends will be allocated among the holders of Convertible Preferred Stock and Common Stock, see "Description of Capital Stock--Convertible Preferred Stock--Distributions."

         To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

         Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of the Company will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to the shares.

         Upon any sale or other disposition of shares of the Company, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

Additional Tax Consequences to Holders of Convertible Preferred Stock

         Redemption of Convertible Preferred Stock A redemption of shares of Convertible Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Code will be satisfied with respect to any particular holder of Convertible Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Convertible Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

         If a redemption of shares of Convertible Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the shares of Convertible Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of Convertible Preferred Stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

         If a redemption of shares of Convertible Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Convertible Preferred Stock for tax purposes will be transferred to the holder's remaining shares of capital stock in the Company, if any. If the holder owns no other shares of capital stock in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

         Redemption Premium. Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of the Convertible Preferred Stock exceeds its issue price by more than a reasonable redemption premium, the amount of such excess may be deemed to be a constructive distribution (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) taxable to the holder over the period during which the Convertible Preferred Stock cannot be redeemed.

         Treasury Regulations (which have been superseded by new Treasury Regulations, but which remain applicable to stock, such as the Convertible Preferred Stock, which was issued prior to December 20, 1995) provide that a redemption premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption of redeemable preferred stock and if such premium does not exceed the amount which the issuer would be required to pay for such redemption right under market conditions existing at the time of issuance of the stock. These Treasury Regulations provide that a redemption premium not exceeding 10% of the issue price of preferred stock which is not redeemable for five years from the date of issue will be considered reasonable.

         The Company believes that the redemption premium on the Convertible Preferred Stock should be considered reasonable. There can be no assurance, however, that the IRS will regard the redemption premiums on the Convertible Preferred Stock as reasonable. If the Convertible Preferred Stock were deemed to have an unreasonable redemption premium, holders would be required to accrue the premium over the period of time during which the Convertible Preferred Stock cannot be called for redemption.

         Recently issued Treasury Regulations supersede the above-described Treasury Regulations with respect to preferred stock issued on or after December 20, 1995. These new regulations provide that, in the case of preferred stock (such as shares of Convertible Preferred Stock that are issued by the Company on or after December 20, 1995) that is redeemable at the option of the issuer, but is not mandatorily redeemable or redeemable at the option of the holder, any excess of redemption price over issue price (such excess, "Preferred Stock Discount") with respect to such stock is taxable as a constructive distribution to the holder only if, based on all the facts and circumstances as of the issue date, redemption is more likely than not to occur. Even if redemption is more likely than not to occur, however, the regulations provide that Preferred Stock Discount is not taxable as a constructive distribution if the redemption premium is solely in the nature of a penalty for premature redemption, and such premium is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control.

         The new regulations provide a "safe harbor" pursuant to which redemption pursuant to an issuer's right to redeem is not treated as more likely than not to occur if: (1) the issuer and the holder are not "related" within the meaning of the Code, (2) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock and
(3) exercise of the right to redeem would not reduce the yield of the stock.

         The Preferred Stock Discount with respect to the Convertible Preferred Stock is intended to be solely a penalty for premature redemption. Moreover, the Company believes that the requirements of the "safe harbor" described above will be satisfied with respect to any Convertible Preferred Stock issued by the Company on or after December 20, 1995. As a result, the above described constructive distribution rules of Section 305(c) of the Code should not apply to such Convertible Preferred Stock, and the Company intends to take this position in all filings with federal taxing authorities.

         Conversion of Convertible Preferred Stock into Common Stock. In general, no gain or loss will be recognized for Federal income tax purposes upon conversion of the Convertible Preferred Stock solely into shares of Common Stock. The basis that a holder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for such holder in the shares of Convertible Preferred Stock so converted, and, provided that the shares of Convertible Preferred Stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of Convertible Preferred Stock converted. A holder will, however, recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the Convertible Preferred Stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of Convertible Preferred Stock may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Stock.

         Adjustments to Conversion Price. Adjustments in the conversion price (or the failure to make such adjustments) pursuant to the anti-dilution provisions of the Convertible Preferred Stock or otherwise may result in constructive distributions to the holders of Convertible Preferred Stock that could, under certain circumstances, be taxable to them as dividends pursuant to
Section 305 of the Code. If such a constructive distribution were to occur, a holder of Convertible Preferred Stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Backup Withholding

         The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders."

Taxation Of Tax-Exempt Stockholders

         The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, the dividend income from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in trade or business.

         For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code
Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (1) is described in Section 401(a) of the Code, (2) is tax-exempt under Section 501(a) of the Code, and (3) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

         A REIT is a "pension held REIT" if (1) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (2) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(ii) the total gross income of the REIT. A de minims exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on the transfer and ownership of stock contained in the Charter, the Company is not and does not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders

         The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

         Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

         Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

         Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable by the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

         Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of stock generally will not be subject to United States taxation unless the stock constitutes a "United States real property interest" within the meaning of FIRPTA. The stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is currently a "domestically controlled REIT," and therefore that the sale of shares of stock will not be subject to taxation under FIRPTA. However, because the shares of stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stocks by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that
(a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or
(c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in the current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

Tax Aspects Of The Operating Partnership

         General. Substantially all of the Company's investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See "--Taxation of the Company."

         Partnership   Allocations.   Although  a  partnership   agreement  will
generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations
promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership. The Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

         In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such limited partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements."

         Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties initially contributed to the Operating Partnership.

         With respect to any property acquired by the Operating Partnership in a taxable transaction, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

         Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and
(c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

         If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Other Tax Consequences

         The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

         A portion of the cash to be used by the Operating Partnership to fund distributions to partners is expected to come from the Management Company, through interest payments and dividends on non-voting preferred stock to be held by the Operating Partnership. The Management Company will pay federal and state tax on its net income at full corporate rates, which will reduce the cash available for distribution to stockholders.


                                     EXPERTS

                  The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by, and have been so incorporated in reliance upon the report of, Coopers & Lybrand L.L.P, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Latham & Watkins, Washington, D.C. Latham & Watkins has relied as to certain matters of Maryland law, including the legality of the Common Stock and the Convertible Preferred Stock, on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         The Maryland General Corporation Law, as amended from time to time (the "MGCL"), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which limits such liability to the maximum extent permitted by Maryland law. This provision does not limit the ability of the Company or its stockholders to obtain relief, such as an injunction or rescission.

         The Bylaws of the Company obligate it to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such partnership, joint venture, trust, employee benefit plan, or other enterprise. The bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         Maryland law requires a corporation (unless its charter provides otherwise,, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, Maryland law requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended.

         The limited partnership agreement of the Operating Partnership (the "Partnership Agreement") also provides for indemnification of the Company, as general partner, and its officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors and limits the liability of the Company to the Operating Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to (i) the possible issuance by the Company of up to 298,995 shares of Common Stock if, and to the extent that, holders of up to 298,995 Common Units tender such units for exchange, and (ii) the possible issuance by the Company of up to 67,609 shares of Convertible Preferred Stock if, and to the extent that, holders of up to 67,609 shares of Exchangeable Preferred Units tender such units for exchange. The Company is registering the Exchange Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

         The Company will not receive any proceeds from the issuance of the Exchange Shares to holders of Common Units and Exchangeable Preferred Units upon receiving a notice of exchange (but it may acquire from such holders the Common Units or the Exchangeable Preferred Units tendered).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                         TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
Available Information.......................................                1
Incorporation Of Certain Documents By Reference.............                2
Risk Factors................................................                3
The Company.................................................               12
Description of Capital Stock................................               15
Partnership Agreement.......................................               21
Exchange Of The Units.......................................               23
Certain Provisions of Maryland Law And The Company's........               29
  Charter And Bylaws
Federal Income Tax Considerations...........................               33
Experts.....................................................               46
Legal Matters...............................................               46
Limitation Of Liability And Indemnification.................               46
Plan Of Distribution........................................               47




                                FIRST WASHINGTON
                               REALTY TRUST, INC.


                                  67,609 Shares
                     9.75% Series A Cumulative Participating
                           Convertible Preferred Stock
                    (Liquidation Preference of $25 Per Share)

                                 298,995 Shares
                                  Common Stock
                           ($0.01 Par Value Per Share)



                               ==================

                                   PROSPECTUS


                                 April __, 1997


                               ==================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Common Stock registered hereby:

SEC Registration Fee.................................................. $2,669
Printing and Mailing Costs............................................. 1,000
Legal Fees and Expenses................................................ 5,000
Accounting Fees and Expenses........................................... 3,000
Blue Sky Fees and Expenses (including Fees of Counsel)................. 1,000
Transfer Agent and Registrar Fees...................................... 1,000
Miscellaneous.......................................................... 1,000
                                                                        -----

Total................................................................ $14,669


ITEM 15. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

         The bylaws of the Company obligate it to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

         The Partnership Agreement also provides for indemnification of the Company, as general partner, and its officers and directors generally to the same extent as permitted by the MGCL for a corporation's officers and directors and limits the liability of the Company to the Operating Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith.

         It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16. EXHIBITS

EXHIBITS.

4.1      Amended and Restated Articles of Incorporation*

4.2      Bylaws**

5        Opinion of Ballard Spahr Andrews & Ingersoll

8        Opinion of Latham & Watkins regarding tax matters

12       Computation of the Company's Ratio of Earnings to Fixed Charges and
          Preferred Stock Dividends

23(a)    Consent of Latham & Watkins (included in Exhibit 8)

23(b)    Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

23(c)    Consent of Coopers & Lybrand L.L.P.

* Included as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

** Included as an exhibit to the Company's Registration Statement on Form S-11, file No. 33-83960, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on April 4, 1997.

                                        FIRST WASHINGTON REALTY TRUST, INC.

                                        By: /s/   William J. Wolfe
                                            ------------------------------------
                                            William J. Wolfe
                                            President and Chief Executive
                                            Officer

         Pursuant  to  the   requirements   of  the   Securities  Act  of  1933,
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below hereby constitutes and appoints William Wolfe as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.


SIGNATURE                                        TITLE                                       DATE
---------                                        -----                                       ----
/s/ Stuart D. Halpert
--------------------------
Stuart D. Halpert                Chairman of the Board of Directors                      April 4, 1997

/s/ William J. Wolfe
--------------------------
William J. Wolfe                 President, Chief Executive Officer, Director            April 4, 1997

/s/ Lester Zimmerman
--------------------------
Lester Zimmerman                 Executive Vice President, Director                      April 4, 1997

/s/ James G. Blumenthal
--------------------------
James G. Blumenthal              Executive Vice President and Chief Financial Officer    April 4, 1997

/s/ Stanley T. Burns
--------------------------
Stanley T. Burns                 Director                                                April 4, 1997

/s/ Matthew J. Hart
--------------------------
Matthew J. Hart                  Director                                                April 4, 1997

/s/ William M. Russell
--------------------------
William M. Russell               Director                                                April 4, 1997

/s/ Heywood Wilansky
--------------------------
Heywood Wilansky                 Director                                                April 4, 1997
